UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2008

Shoe Pavilion, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23669	94-3289691
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13245 Riverside Drive, Suite 450
Sherman Oaks, California    91423
(Address of principal executive offices including zip code)

(818) 907 9975
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 19, 2008, Shoe Pavilion, Inc. (the "Company") received written notification (the "Notice") from The Nasdaq Stock Market ("Nasdaq") that the bid price of its common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Marketplace Rule 4310(c)(4) (the "Rule"). Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided an initial period of 180 calendar days, or until December 16, 2008, to regain compliance. The Notice states that the Nasdaq staff (the "Staff") will provide written notification that the Company has achieved compliance with the Rule if at any time before December 16, 2008, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, although the Notice also states that the Staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If the Company cannot demonstrate compliance with the Rule by December 16, 2008, the Company may apply to transfer its listing to the Nasdaq Capital Market, provided that it meets all of the initial listing requirements of Nasdaq Marketplace Rule 4310(c) other than the $1.00 minimum bid requirement. If the Company meets the initial listing criteria for the Nasdaq Capital Market, the Staff will notify the Company that its listing has been transferred to the Nasdaq Capital Market and has been granted an additional 180 calendar day compliance period. If the Company is not eligible for transfer and the additional compliance period, the Staff will provide written notice that the Company's securities will be delisted. At that time, the Company may appeal the Staff's determination to delist its securities to a Listing Qualifications Panel.

Item 9.01.    Exhibits

99.1 Press Release dated June 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 20, 2008

Shoe Pavilion, Inc.

By: /s/ MICHAEL P. MCHUGH

Michael P. McHugh
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release of Shoe Pavilion, Inc. issued June 20, 2008 Also provided in PDF format as a courtesy.